Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of November 2017 but effective as of the 1st day of March 2017 by and between Keith D. Spickelmier (“Consultant”) and Discovery Energy Corp., a Nevada corporation (the “Company”).

RECITALS:

WHEREAS, the Company desires to engage Consultant to provide to the Company certain consulting services relating to the Company’s business (the “Services”), and Consultant is willing and desires to be engaged by the Company to provide the Services to the Company, upon the terms, provisions and conditions set forth hereinafter; and

WHEREAS, the Company and Consultant desire to set forth the terms, provisions and conditions of Consultant’s engagement by the Company;

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each of the Company and Consultant, each of the Company and Consultant hereby agrees as follows:

l.              Engagement. Subject to the terms, provisions and conditions hereinafter stated, the Company hereby engages the Consultant to provide the Services to the Company, and Consultant hereby accepts such engagement. The Services shall be such consulting services relating to the Company’s business with respect to which Consultant has expertise as from time to time may be reasonably requested by the Chief Executive Officer of the Company. Consultant shall undertake such travel as he believes necessary or advisable for Consultant to provide Services hereunder. In providing Services hereunder, Consultant shall use his reasonable best efforts and shall devote such of Consultant’s business time and attention as he believes necessary or advisable for Consultant to provide Services hereunder, consistent with Consultant’s other business and personal commitments.

2.             Term. The term during which Consultant shall be required to provide Services to the Company shall be for the Company’s 2018 fiscal year commencing on March 1, 2017 (“Fiscal 2018”) and through the Company’s 2019 fiscal year ending on February 28, 2019 (“Fiscal 2019”). Although this Agreement was entered into in November 2017, each the Company and Consultant agrees that it shall govern the consulting services that Consultant provided to the Company as of March 1, 2017 and thereafter.

3.             Compensation.

(a)           As compensation for providing the Services, the Company shall pay to Consultant $125,000 for Fiscal 2018 and $125,000 for Fiscal 2019. Payments of the preceding consulting fees shall be paid at such times and in such amounts as the Company and Consultant shall reasonably agree, or barring such an agreement by December 31, 2017 in the case of the fee for Fiscal 2018 and December 31, 2018 in the case of the fee for Fiscal 2019.

(b)           The Company shall reimburse Consultant, from time to time, for all actual, reasonable and necessary business expenses incurred by Consultant on behalf of the Company, to the extent that Consultant has presented to the Company documentary evidence, such as a receipt or a paid bill, that states sufficient information to establish the amount, date, place, and the essential character of the expenditure for each such expenditure.

4.             Confidentiality.

(a)           “Confidential Information” means and refers to information and materials belonging to the Company that are not generally known outside the Company, including, without limitation, customers and customer lists, pricing policies, operational procedures, sources of supply, methods, formulae, processes, software programs, hardware configurations, know-how, computer programs and access codes, technological information, information relating to the cost of its products and services, marketing strategies, financial statements and projections, and any other information which bears a logical relationship to the Confidential Information described above such that Consultant knows or should logically conclude that the Company regards the information to be Confidential Information. Confidential Information shall not include any knowledge or information that Consultant already knows as of the date of this Agreement (other than information that Consultant already knows completely as a result of his relationship with the Company), that is already known to the general public as of the date of this Agreement, or that becomes known to the general public after the date of this Agreement through no breach of Consultant’s confidentiality obligations.

(b)           Consultant hereby recognizes and acknowledges that Consultant may receive Confidential Information from the Company or may develop Confidential Information on the behalf of the Company. Consultant hereby agrees to maintain on a confidential basis all Confidential Information, and Consultant agrees that Consultant shall not, without the prior express written consent of the Company, use for Consultant’s or anyone else’s benefit or disclose to any other person any Confidential Information, except in connection with Consultant’s work on behalf of the Company. Consultant hereby acknowledges that, as between the Company and Consultant, the Company has the complete, sole and full right, title and interest in and to the Confidential Information, and that Consultant has no rights, expressed or implied, with respect to the foregoing other than those expressly provided for to the contrary in a writing signed by both the Company and Consultant. Consultant further agrees that Consultant shall, immediately upon the Company’s request, return to the Company all written Confidential Information and all writings regarding oral Confidential Information whether such writings were authorized or not. Consultant hereby agrees that the confidentiality agreement provided for hereby shall last with respect to any Confidential Information for five years after such Confidential Information is disclosed by the Company to Consultant or developed by Consultant on behalf of the Company, as the case may be.

5.            Property of the Company. Consultant agrees that, upon the termination of Consultant’s engagement with the Company, Consultant will immediately surrender to the Company all property, equipment, funds, lists, books, records, and other materials of the Company or any affiliate thereof in the possession of or provided to Consultant.

6.            Law Governing. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

7.            Notices. Any notice or request herein required or permitted to be given to any party hereunder shall be given in writing and shall be personally delivered or sent to such party by prepaid mail at the address set forth below the signature of such party hereto or at such other address as such party may designate by written communication to the other party to this Agreement. Each notice given in accordance with this paragraph shall be deemed to have been given, if personally delivered, on the date personally delivered, or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid.

8.            Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

9.            Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

10.          Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

11.           Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each party hereto and his, her or its respective successors, heirs, beneficiaries, assigns, and legal representatives, but neither this Agreement nor any rights hereunder may be assigned by any party hereto without the consent in writing of the other party.

12.           Remedies. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have set their hands hereunto as of the first date written above.

“COMPANY”

DISCOVERY ENERGY CORP.

By:	/s/ Keith J. McKenzie
Keith J. McKenzie, CEO

Address:	One Riverway Drive, Suite 1700
Houston, Texas 77056

“CONSULTANT”

By:	/s/ Keith D. Spickelmier
Keith D. Spickelmier

Address:	2929 Westheimer, Suite 216
Houston, Texas 77098